Exhibit 99.2

FOR IMMEDIATE RELEASE	PRESS RELEASE

IHEARTCOMMUNICATIONS, INC. ANNOUNCES PROPOSED PRIVATE OFFER

TO EXCHANGE 10.0% SENIOR NOTES DUE 2018 FOR NEWLY-ISSUED

11.25% PRIORITY GUARANTEE NOTES DUE 2021

San Antonio, TX, December 20, 2016. iHeartCommunications, Inc. (“iHeartCommunications”) today commenced a private offer (the “Exchange Offer”) to holders of iHeartCommunications’ outstanding 10.0% Senior Notes due 2018 (the “Outstanding Notes”) to exchange Outstanding Notes for newly-issued 11.25% Priority Guarantee Notes due 2021 (the “New Notes”). The New Notes will be issued as “additional notes” under the indenture governing iHeartCommunications’ existing 11.25% Priority Guarantee Notes due 2021 that were issued on February 28, 2013 (the “Existing Notes”), will be treated as a single class with the Existing Notes for all purposes under such indenture and will have the same terms as the Existing Notes. However, the New Notes will not trade fungibly with the Existing Notes.

The Exchange Offer, which is only available to holders of Outstanding Notes that have certified their status as (i) “qualified institutional buyers” as that term is defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or institutional “accredited investors” as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, or (ii) non “U.S. persons” as that term is defined in Rule 902 under the Securities Act (each, an “Eligible Holder”), is being made pursuant to an offering circular dated December 20, 2016, and is exempt from registration under the Securities Act.

The Exchange Offer will expire at midnight, New York City time, on January 19, 2017, unless extended by iHeartCommunications (such time and date, as the same may be extended, the “Expiration Date”). Eligible Holders who validly tender and do not validly withdraw Outstanding Notes on or prior to 5:00 p.m., New York City time, on January 4, 2017, unless extended by iHeartCommunications (such time and date, as the same may be extended, the “Early Tender Date”), will receive additional consideration as described below. Tenders of Outstanding Notes may be withdrawn prior to 5:00 p.m., New York City time, on January 4, 2016, unless extended by iHeartCommunications.

iHeartCommunications, Inc. Outstanding Notes to be Exchanged	CUSIP No.	Outstanding Aggregate Principal Amount (1)	Consideration for each $1,000 Principal Amount of Outstanding Notes Tendered on or Prior to the Early Tender Date (2)	Consideration for each $1,000 Principal Amount of Outstanding Notes Tendered After the Early Tender Date (2)
10.0% Senior Notes due 2018	184502 BT8	$347,028,000	$1,000 in New Notes	$970 in New Notes

(1)	Does not include $502,972,000 aggregate principal amount of Outstanding Notes held by two of iHeartCommunications’ subsidiaries, both of which intend to participate in the Exchange Offer. All Outstanding Notes held by unaffiliated parties that are validly tendered in the Exchange Offer will be accepted for exchange. Outstanding Notes held by iHeartCommunications’ subsidiaries that are validly tendered in the Exchange Offer may be prorated to the extent that the aggregate principal amount of New Notes to be issued in the Exchange Offer would exceed iHeartCommunications’ remaining secured debt capacity under the indentures governing its existing indebtedness. iHeartCommunications expects that any Outstanding Notes held by its subsidiaries that are not accepted for exchange in the Exchange Offer will remain outstanding following consummation of the Exchange Offer.
(2)	Participating holders are also entitled to receive, with respect to their Outstanding Notes accepted for exchange, accrued and unpaid interest, if any, in cash, from the last applicable interest payment date to, but not including, the settlement date.

Consummation of the Exchange Offer and issuance of the New Notes is subject to certain conditions that must be satisfied or waived by iHeartCommunications in its sole and absolute discretion on or prior to the Expiration Date.

The New Notes will mature on March 1, 2021. The New Notes will accrue interest beginning on their issuance date at a rate of 11.25% per annum in cash. iHeartCommunications will pay interest on the New Notes on March 1 and September 1 of each year. The first interest payment date on the New Notes will be March 1, 2017. The Outstanding Notes are, and the New Notes will be, fully and unconditionally guaranteed, jointly and severally, on a senior basis by iHeartCommunications’ parent, iHeartMedia Capital I, LLC, and all of iHeartCommunications’ existing domestic wholly-owned restricted subsidiaries.

The New Notes and related guarantees will be offered only in reliance on exemptions from registration under the Securities Act. The New Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

Documents relating to the Exchange Offer will only be distributed to holders of the Outstanding Notes that complete and return a letter of eligibility confirming that they are Eligible Holders. Holders of Outstanding Notes that desire a copy of the letter of eligibility must contact Global Bondholder Services Corporation, the exchange agent and information agent for the Exchange Offer, by calling toll-free (866) 470-3700 or at (212) 430-3774 (banks and brokerage firms) or visit the following website to complete and deliver the letter of eligibility in electronic form:

http://www.gbsc-usa.com/eligibility/iheartcommunications.

This press release is for informational purposes only and shall not constitute an offer to sell or exchange nor the solicitation of an offer to buy the New Notes or any other securities. The Exchange Offer is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. Any offers of the New Notes will be made only by means of the offering circular.

About iHeartMedia, Inc./iHeartCommunications, Inc.

iHeartMedia, Inc. (PINK: IHRT), the parent company of iHeartCommunications, Inc., is one of the leading global media and entertainment companies. The company specializes in radio, digital, outdoor, mobile, social, live events, on-demand entertainment and information services for local communities, and uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners. The company is dedicated to using the latest technology solutions to transform the company’s products and services for the benefit of its consumers, communities, partners and advertisers, and its outdoor business reaches over 35 countries across five continents, connecting people to brands using innovative new technology.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current iHeartCommunications management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond iHeartCommunications’ ability to control or predict. iHeartCommunications undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

iHeartCommunications, Inc.

Media

Wendy Goldberg

Executive Vice President—Communications

(212) 377-1105

or

Investors

Eileen McLaughlin

Vice President—Investor Relations

(212) 377-1116